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                                                                     EXHIBIT 4.1


                             STOCKHOLDERS AGREEMENT


                                  BY AND AMONG


                               WII HOLDINGS, INC.


                                       AND


                                THE STOCKHOLDERS
                                AS DEFINED HEREIN


                            DATED AS OF APRIL 9, 2003

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                                TABLE OF CONTENTS

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SECTION I. DEFINITIONS...........................................................................1
    1.1    Construction of Terms.................................................................1
    1.2    Number of Shares of Stock.............................................................1
    1.3    Defined Terms.........................................................................1

SECTION II. REPRESENTATIONS AND WARRANTIES.......................................................4
    2.1    Representations and Warranties of the Stockholders....................................4

SECTION III. RESTRICTIONS ON TRANSFER BY RESTRICTED STOCKHOLDERS.................................4
    3.1    Restrictions on Transfer..............................................................4
    3.2    Permitted Transfers...................................................................4
    3.3    Right of First Refusal................................................................5
    3.4    Investor Co-Sale Option...............................................................7
    3.5    Contemporaneous Transfers.............................................................9
    3.6    Effect of Prohibited Transfers........................................................9

SECTION IV. RESTRICTIONS ON TRANSFER BY INVESTORS................................................9
    4.1    Restrictions on Transfer..............................................................9
    4.2    Permitted Transfers...................................................................9
    4.3    Management Stockholder Co-Sale Option.................................................9
    4.4    Contemporaneous Transfers............................................................11
    4.5    Effect of Prohibited Transfers.......................................................11

SECTION V. RIGHTS AND OBLIGATIONS TO SELL.......................................................12
    5.1    Drag-Along Rights....................................................................12
    5.2    Procedure............................................................................12

SECTION VI. RIGHTS TO PURCHASE..................................................................13
    6.1    Right to Participate in Certain Sales of Additional Securities.......................13
    6.2    Acceptance...........................................................................13
    6.3    Calculation of Pro Rata Allotment....................................................13
    6.4    Sale to Third Party..................................................................13
    6.5    Exceptions to Pre-Emptive Rights.....................................................14

SECTION VII. ELECTION OF DIRECTORS..............................................................14
    7.1    Board Composition....................................................................17
    7.2    Removal; Vacancies...................................................................18
    7.3    Committees of the Board..............................................................18
    7.4    Assignment...........................................................................18
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SECTION VIII. MISCELLANEOUS PROVISIONS..........................................................18
    8.1    Reliance.............................................................................18
    8.2    Legend on Securities.................................................................18
    8.3    Amendment and Waiver; Actions of the Board...........................................19
    8.4    Notices..............................................................................19
    8.5    Headings.............................................................................19
    8.6    Counterparts.........................................................................19
    8.7    Remedies; Severability...............................................................19
    8.8    Entire Agreement.....................................................................20
    8.9    Adjustments..........................................................................20
    8.10   Law Governing........................................................................20
    8.11   Successors and Assigns...............................................................20
    8.12   Arbitration of Disputes..............................................................20
    8.13   Consent to Jurisdiction..............................................................21
    8.14   Termination..........................................................................21
    8.15   Construction.........................................................................21
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EXHIBITS

Exhibit A    -  Form of Joinder Agreement
Exhibit B    -  Form of Power of Attorney

SCHEDULES

Schedule A   -  Management Stockholders, Other Stockholders, Debt Investors and
                Investors

                                       ii
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                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT (the "Agreement") is made as of April 9, 2003, by and among WII Holdings, Inc., a Delaware corporation (the "Company"), the Persons identified on SCHEDULE A hereto as Investors (collectively, the "Investors," and each individually, an "Investor"), the Persons identified on SCHEDULE A hereto as the Debt Investors (the "Debt Investor"), the Persons identified on SCHEDULE A hereto as Management Stockholders (collectively, the "Management Stockholders," and each individually, a "Management Stockholder"), the Persons identified on SCHEDULE A hereto as Other Stockholders (each, an "Other Stockholder" and collectively the "Other Stockholders") and any other Person who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as EXHIBIT A (the "Joinder Agreement"). For the purpose of this Agreement, a Person who joins this Agreement pursuant to a Joinder Agreement shall be included in the term "Debt Investor," "Management Stockholder," "Investors" or "Other Stockholder" as specified in such Joinder Agreement. The Management Stockholders, Other Stockholders, the Debt Investor, and the Investors are sometimes referred to herein collectively as the "Stockholders," and each individually, a "Stockholder."

     WHEREAS, each Stockholder owns the number of shares of capital stock of the Company set forth opposite the name of such Stockholder on SCHEDULE A of this Agreement; and

     WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION I.   DEFINITIONS

     1.1 CONSTRUCTION OF TERMS. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires. Any reference to "day" shall mean a calendar day unless indicated otherwise.

     1.2 NUMBER OF SHARES OF STOCK. Whenever any provision of this Agreement calls for any calculation based on a number of shares of capital stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, unless specifically stated otherwise, as applicable, shall be determined on a fully diluted basis as the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder, as applicable, plus, without duplication, the total number of shares of Common Stock issuable upon exercise of any vested options, warrants or subscription rights then owned by such Stockholder.

     1.3 DEFINED TERMS . The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

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     "AFFILIATE" shall mean with respect to any Person (as defined below), any
Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, and shall include any partner or retired partner, officer, managing director or retired managing director, director, member or retired member, principal or retired principal, or employee of such Person, and with respect to any Person that is a venture capital fund, the term Affiliate shall also include any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners of such Person.

     "ACQUISITION AGREEMENT" means that certain Purchase and Exchange Agreement dated as of the date hereof by and among the Company, the Investors, the Debt Investors and the Management Stockholders, as amended from time to time.

     "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     "CHARTER" means the Company's Amended and Restated Certificate of Incorporation in effect as of the date hereof, as amended from time to time.

     "COMMON STOCK" means the Company's (i) Nonvoting Common, (ii) Voting Common, and (iii) any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

     "COMPANY" means WII Holdings, Inc., a Delaware corporation and any successors thereto.

     "CREDIT AGREEMENT" means that certain $90,500,000 Credit Facility Credit Agreement dated as April 9, 2003, by and among the Woodcraft Industries, Inc., Primewood, Inc., Brentwood Acquisition Corp., Antares Capital Corporation, as Agent, and the other lenders from time to time party thereto, as the same may be amended, modified, supplemented, restated, refinanced, replaced or substituted from time to time pursuant to the terms thereof.

     "DEBT INVESTOR" means those Persons identified as the Debt Investors on SCHEDULE A hereto.

     "EQUITY INCENTIVE PLAN" means the Company's 2003 Stock Option and Grant Plan, as amended from time to time.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "INITIAL PUBLIC OFFERING" means the Company's first underwritten public offering under the Securities Act of 1933, as amended.

     "INVESTORS" means those Persons identified as Investors on SCHEDULE A hereto.

     "MAJORITY INTEREST" means the Investors holding not less than a majority of the outstanding Shares held by all of the Investors, calculated in accordance with Section 1.2 hereof.

                                        2
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     "MANAGEMENT STOCKHOLDERS" means those Persons identified as Management
Stockholders on SCHEDULE A hereto.

     "NONVOTING COMMON" means the Company's nonvoting common stock, par value $.01 per share.

     "NOTES" means those certain Convertible Promissory Notes of the Company issued pursuant to the Acquisition Agreement.

     "OTHER STOCKHOLDERS" means those Persons identified as Other Stockholders on SCHEDULE A hereto.

     "PERSON" means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

     "RESTRICTED STOCKHOLDERS" means the Management Stockholders, the Debt Investors and the Other Stockholders.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SHARES" means, at any time, shares of (i) Common Stock and (ii) any other equity securities (including, but not limited to, securities or other instruments convertible into equity securities) now or hereafter issued by the Company, together with any options or warrants thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization). At all times, the number of Shares deemed issued and outstanding or held or to be voted by any Stockholder shall be calculated in accordance with Section 1.2.

     "STOCKHOLDERS" means, collectively, the Investors, the Debt Investors, the Management Stockholders and the Other Stockholders.

     "TRANSFER" means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. "Transferred" means the accomplishment of a Transfer, and "Transferee" means the recipient of a Transfer.

     "VOTING COMMON" means the Company's voting common stock, par value $.01 per share.

                                        3
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SECTION II.  REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and the other Stockholders as follows: (a) such Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Stockholder enforceable against him in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c) the execution, delivery and performance by such Stockholder of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Stockholder.

SECTION III.  RESTRICTIONS ON TRANSFER BY RESTRICTED STOCKHOLDERS

     3.1 RESTRICTIONS ON TRANSFER. Each Restricted Stockholder agrees that such Restricted Stockholder will not, without the prior written consent of a Majority Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Restricted Stockholder, except in connection with, and strictly in compliance with the conditions of this Section III.

     3.2 PERMITTED TRANSFERS. Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to either of the Transfers listed below, PROVIDED that in each case the Transferee (a "Permitted Transferee") shall have entered into a Joinder Agreement in substantially the form attached hereto as EXHIBIT A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Restricted Stockholder, except that no other further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

             (a) Transfers by any Restricted Stockholder to the spouse, children or siblings of such Restricted Stockholder or to a trust or family limited partnership for the benefit of any of them;

             (b) Transfers upon the death of any Restricted Stockholder to such Restricted Stockholder's heirs, executors or administrators or to a trust under such Restricted Stockholder's will, or Transfers between such Restricted Stockholder and such Restricted Stockholder's guardian or conservator; and

                                        4
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             (c)   Transfers by the Debt Investors in connection with the
assignment of all, or any part of, the loans or the commitments in compliance with the terms of the Credit Agreement (the "Credit Transferee") pursuant to which the transferring Debt Investor Transfers all of its Shares (but not less than all) in a single transaction or series of related transactions to the Credit Transferee.

Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 3.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Restricted Stockholder making such Transfer, whether or not they so agree in writing.

     3.3 RIGHT OF FIRST REFUSAL. In the event that any of the Restricted Stockholders entertains a bona fide offer to purchase all or any portion of the Shares held by such Restricted Stockholder (a "Transaction Offer") from any other Person or otherwise desires to Transfer any of its Shares, including any Transfer pursuant to Section 4.3 (in each case, other than in connection with a Transfer described in Section 3.2) (a "Buyer"), such Restricted Stockholder (a "Transferring Restricted Stockholder") shall, subject to the provisions of
Section 3.4, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3.

             (a) OFFER NOTICE. The Transferring Restricted Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors of such Transferring Restricted Stockholder's desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 (such notice, the "Offer Notice"). The Transferring Restricted Stockholder's Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Shares which are the subject of the Transaction Offer (the "Offered Shares") to the Company and the Investors, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

             (b) COMPANY OPTION. The Company shall have the first option to purchase all or a portion of the Offered Shares. At any time within twenty (20) days after receipt by the Company of the Offer Notice (the "Company Option Period"), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the "Company Acceptance Notice") to the Transferring Restricted Stockholder within the Company Option Period, which notice shall indicate the number of Shares that the Company is willing to purchase. Subject to the terms of Section 3.3(f) below, the Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Company Acceptance Notice. If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.3(b) shall take place within thirty
(30) days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Restricted Stockholder and the Company. If the Company fails to purchase all of the Offered Shares by exercising its option under this
Section 3.3(b) within the period provided, the Transferring Restricted Stockholder shall so notify the Investors promptly (the "Additional Offer Notice"),

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which Additional Offer Notice shall identify the Offered Shares that the Company has failed to purchase (the "Remaining Shares"). The Remaining Shares shall be subject to the options granted to the Investors pursuant to Section 3.3(c) below.

             (c) INVESTORS' OPTION. If the Company fails to purchase all of the Offered Shares under Section 3.3(b) above, at any time within ten (10) days after receipt by the Investors of the Additional Offer Notice (the "Investor Option Period"), each Investor or its Affiliates, including future funds that have affiliated but not identical general partners, may elect to accept the offer to purchase with respect to any or all of the Remaining Shares and shall give written notice of such election (the "Investor Acceptance Notice") to the Transferring Restricted Stockholder and each Investor within the Investor Option Period, which notice shall indicate the maximum number of Shares that the Investor is willing to purchase, including the number of Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in paragraph (d) below). Subject to the terms of Section 3.3(f) below, the Investor Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Investor Acceptance Notice. The closing for any purchase of Shares by the Investors under this Section 3.3(c) (along with the purchase by the Company of any Shares under paragraph (b) above if the Company is purchasing less than all of the Offered Shares) shall take place within thirty (30) days following the expiration of Investor Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Restricted Stockholder and such Investors. The Transferring Restricted Stockholder shall notify the Investors promptly if any Investor fails to offer to purchase all of its Pro Rata Fraction.

             (d) ALLOCATION OF SHARES AMONG INVESTORS. Upon the expiration of the Investor Option Period, the number of Shares to be purchased by each Investor shall be determined as follows: (i) first, there shall be allocated to each Investor electing to purchase, a number of Shares equal to the lesser of
(A) the number of Shares as to which such Investor accepted as set forth in its respective Investor Acceptance Notice or (B) such Investor's Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor Option Period delivered an Investor Acceptance Notice that set forth a number of Shares that exceeded their respective Pro Rata Fractions, in each case on a PRO RATA basis in proportion to the number of Shares held by each such Investor up to the amount of such excess. An Investor's Pro Rata Fraction shall be equal to the product obtained by multiplying the total number of Remaining Shares by a fraction, the NUMERATOR of which is the total number of Shares owned by such Investor, and the DENOMINATOR of which is the total number of Shares held by all Investors, in each case as of the date of the Offer Notice.

             (e) VALUATION OF PROPERTY. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Restricted Stockholder, the Company and a Majority Interest shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company and/or the Investors, as the case may be, may effect their purchase under this Section 3.3 by payment of such fair market value in cash or cash equivalents.

                                        6
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             (f)   SALE TO THIRD PARTY. In the event that the Company and the
Investors do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Shares proposed to be sold, the Transferring Restricted Stockholder may sell the remaining balance of such Shares to the Buyer on the terms and conditions set forth in the Offer Notice. Promptly after such Transfer, the Transferring Restricted Stockholder shall notify the Company, which in turn shall promptly notify all the Investors, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as EXHIBIT A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Debt Investor, Management Stockholder or Other Stockholder, as the case may be. If the Transferring Restricted Stockholder's sale to a Buyer is not consummated in accordance with the terms of the Transaction Offer on or before sixty (60) calendar days after the latest of: (i) the expiration of the Company Option Period, (ii) the expiration of the Investor Option Period and (iii) the satisfaction of all governmental approval or filing requirements, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Restricted Stockholder sends a new Offer Notice and once again complies with the provisions of this Section 3.3 with respect to such Transaction Offer.

     3.4 INVESTOR CO-SALE OPTION. In the event that the Company and the Investors do not exercise their rights under Section 3.3 with respect to all of the Shares proposed to be so Transferred in connection with any Transaction Offer, the Transferring Restricted Stockholder may Transfer such Shares only pursuant to and in accordance with the following provisions of this Section 3.4:

             (a) CO-SALE NOTICE. As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferring Restricted Stockholder shall provide notice to each of the Investors (the "Co-Sale Notice") of its right to participate in the Transaction Offer on a pro rata basis with the Transferring Restricted Stockholder (the "Co-Sale Option"). To the extent one or more Investors exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferring Restricted Stockholder may Transfer in the Transaction Offer shall be correspondingly reduced.

             (b) INVESTOR ACCEPTANCE. Each of the Investors shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the "Co-Sale Acceptance Notice") to the Transferring Restricted Stockholder within ten (10) days after receipt by such Investor of the Co-Sale Notice (the "Co-Sale Election Period"). Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Investor wishes to sell, including the number of Shares it would sell if one or more other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice. Any Investor holding Preferred Stock shall be permitted to sell to the relevant Buyer in connection with any exercise of the Co-Sale Option, at its option, (i) shares of Common Stock acquired upon conversion of such Preferred Stock or (ii) an option to acquire Common Stock when such Investor receives the same upon conversion of such Preferred Stock, with the same effect as if Common Stock were being conveyed.

                                        7
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             (c)   ALLOCATION OF SHARES. Each Investor shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Shares available for sale to the Buyer subject to the Transaction Offer by a fraction, the NUMERATOR of which is the total number of Shares owned by such Investor and the DENOMINATOR of which is the total number of Shares held by all Investors and the Transferring Restricted Stockholder, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided. In the event any Investor does not elect to sell the full amount of such Shares which such Investor is entitled to sell pursuant to this Section 3.4, then any Investors who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares held by each such Investor) with any other Investors and up to the maximum number of Shares stated in each such Investor's Co-Sale Acceptance Notice, any Shares not elected to be sold by such Investor.

             (d) CO-SALE CLOSING. Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Restricted Stockholder shall promptly notify each participating Investor of the number of Shares held by such Investor that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) thirty
(30) calendar days after the end of the Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each participating Investor may effect its participation in any Transaction Offer hereunder by delivery to the Buyer, or to the Transferring Restricted Stockholder for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Investor that portion of the sale proceeds to which the participating Investor is entitled by reason of its participation with respect thereto. No Shares may be purchased by the Buyer from the Transferring Restricted Stockholder unless the Buyer simultaneously purchases from the participating Investors all of the Shares that they have elected to sell pursuant to this Section 3.4.

             (e) LIABILITY OF INVESTORS. Each participating Investor shall be liable to the Buyer only to same extent as the Transferring Restricted Stockholder with respect to representations and warranties regarding the Company or its business, on a several basis for each such Investor's pro rata portion, provided that each such Investor's liability with respect to such representations and warranties shall not exceed the value of the proceeds received by such Investor upon the consummation of the Transaction Offer and, provided further, that no Investor shall be required to make any other representations or warranties or to provide any indemnities in connection therewith other than with respect to title to the shares being conveyed.

             (f) SALE TO THIRD PARTY. Any Shares held by a Transferring Restricted Stockholder that are the subject of the Transaction Offer and that the Transferring Restricted Stockholder desires to Transfer following compliance with this Section 3.4, may be sold to the Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferring Restricted Stockholder than those contained in the Offer Notice. Promptly after such Transfer, the Transferring Restricted Stockholder shall notify the Company, which in turn shall promptly notify all the Investors, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by a Majority Interest. Prior to the effectiveness of any Transfer to

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a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as EXHIBIT A, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Restricted Stockholder. In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Investor its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Restricted Stockholder sends a new Offer Notice and once again complies with the provisions of Sections 3.3 and 3.4 with respect to such Transaction Offer.

     3.5 CONTEMPORANEOUS TRANSFERS. If two or more Restricted Stockholders propose concurrent Transfers that are subject to this Article III, then the relevant provisions of Sections 3.3 and 3.4, as applicable, shall apply separately to each such proposed Transfer

     3.6 EFFECT OF PROHIBITED TRANSFERS. If any Transfer by any Restricted Stockholder is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

SECTION IV.  RESTRICTIONS ON TRANSFER BY INVESTORS

     4.1 RESTRICTIONS ON TRANSFER. Each Investor agrees that such Investor will not Transfer all or any portion of the Shares now owned or hereafter acquired by such Investor, except in connection with, and strictly in compliance with the conditions of this Section IV.

     4.2 PERMITTED TRANSFERS. Notwithstanding anything herein to the contrary, the provisions of Section 4.3 shall not apply to Transfers by any Investor to (i) an Affiliate thereof; (ii) to any partner, member or employee of such Investor or a general partner or managing member of such Investor; (iii) to a liquidating trust established for the benefit of any partners or members of such Investor; or (iv) to any investment fund or other entity controlled or managed by an affiliate of such Investor, PROVIDED that in each case the Transferee shall have entered into a Joinder Agreement in substantially the form attached hereto as EXHIBIT A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Investor. Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 4.2 to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Investor making such Transfer, whether or not they so agree in writing.

     4.3 DEBT INVESTOR AND MANAGEMENT STOCKHOLDER CO-SALE OPTION. In the event that any of the Investors (in either case referred to herein as a "Transferring Investor") entertains a bona fide offer to purchase all or any portion of the Shares held by such Investor (an "Investor Transaction Offer") from any Person or otherwise desires to Transfer any of its Shares, including in a transfer pursuant to Section 3.4 (in each case, other than in connection with a Transfer pursuant to Section 4.2 above) (the "Investor Co-Sale Buyer"), the Transferring Investor shall Transfer such Shares only pursuant to and in accordance with the provisions of this Section 4.3.

             (a) INVESTOR CO-SALE NOTICE. The Transferring Investor shall cause the Investor Co-Sale Transaction and all of the terms thereof to be reduced to writing and shall promptly notify the Company, the Debt Investors, and the Management Stockholders and their Permitted Transferees of such Transferring Investor's desire to effect the Investor Co-Sale Transaction (such notice, the "Investor Co-Sale Notice") and of the Debt Investor's, Management Stockholder's and their Permitted Transferee's right to participate in the Investor Co-Sale Transaction with the Transferring Investor (the "Investor Co-Sale Option"). To the extent one or more Debt Investors, Management Stockholders and their Permitted Transferees exercise their Investor Co-Sale Option in accordance with this Section 4.3, the number of Shares that the Transferring Investor may Transfer in the Investor Co-Sale Transaction shall be correspondingly reduced.

             (b) ACCEPTANCE. Each of the Debt Investors, Management Stockholders and their Permitted Transferees shall have the right to exercise its Investor Co-Sale Option by giving written notice of such intent to participate (the "Investor Co-Sale Acceptance Notice") to the Transferring Investor within ten (10) days after receipt by such Management Stockholder or Permitted Transferee of the Investor Co-Sale Notice (the "Investor Co-Sale Election Period"). Each Investor Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which such Debt Investor, Management Stockholder or Permitted Transferee wishes to sell, including the number of Shares it would sell if one or more other Debt Investors, Management Stockholders or Permitted Transferees do not elect to participate in the sale on the terms and conditions stated in the Investor Co-Sale Notice.

             (c) ALLOCATION OF SHARES. Each Debt Investor, Management Stockholder and Permitted Transferee shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Shares available for sale to the Investor Co-Sale Buyer subject to the Co-Sale Transaction by a fraction, the NUMERATOR of which is the total number of Shares owned by such Debt Investors, Management Stockholder or Permitted Transferee and the DENOMINATOR of which is the total number of Shares held by all Debt Investor, Management Stockholders and Permitted Transferees and the Transferring Investor, in each case as of the date of the Investor Co-Sale Notice, subject to increase as hereinafter provided.

             (d) INVESTOR CO-SALE CLOSING. Within ten (10) calendar days after the end of the Investor Co-Sale Election Period, the Transferring Investor shall promptly notify each participating Debt Investor, Management Stockholder and Permitted Transferee of the number of Shares held by such Debt Investor, Management Stockholder or Permitted Transferee that will be included in the sale and the date on which the Investor Co-Sale Transaction will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Investor Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each participating Debt Investor, Management Stockholder and Permitted Transferee may effect its participation in any Investor Co-Sale Transaction hereunder by delivery to the Investor Co-Sale Buyer, or to the Transferring Investor for delivery to the Investor Co-Sale Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Investor Co-Sale Transaction, the Investor Co-Sale Buyer shall remit directly to each participating Debt Investor, Management Stockholder and Permitted Transferee that portion of the sale proceeds to which the participating Debt Investor, Management Stockholder or Permitted Transferee is entitled by reason of its participation with respect thereto. No Shares may be purchased by the Investor Co-Sale Buyer from the Transferring Investor unless the Investor Co-Sale Buyer simultaneously purchases from the participating Debt Investor, Management Stockholders and Permitted Transferees all of the Shares that they have elected to sell pursuant to this Section 4.3.

             (e) LIABILITY OF STOCKHOLDERS. Each participating Debt Investor, Management Stockholder or Permitted Transferee shall be liable to the Investor Co-Sale Buyer only to same extent as the Investor with respect to indemnification, on a several basis for each such Debt Investor, Management Stockholder or Permitted Transferee's pro rata portion.

             (f) SALE TO THIRD PARTY. Any Shares held by a Transferring Investor that are the subject of the Investor Co-Sale Transaction and that the Transferring Investor desires to Transfer following compliance with this Section 4.3, may be sold to the Investor Co-Sale Buyer only during the period specified in Section 4.3(d) and only on terms no more favorable to the Transferring Investor than those contained in the Investor Co-Sale Notice. Promptly after such Transfer, the Transferring Investor shall notify the Company, which in turn shall promptly notify all the Stockholders, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by any party hereto. Prior to the effectiveness of any Transfer to a Investor Co-Sale Buyer hereunder, such Investor Co-Sale Buyer shall have entered into a Joinder Agreement in substantially the form attached hereto as EXHIBIT A, and such Investor Co-Sale Buyer shall have all the rights and obligations hereunder as if such Investor Co-Sale Buyer were a Debt Investor, Management Stockholder or Permitted Transferee. In the event that the Investor Co-Sale Transaction is not consummated within the period required by this Section 4.3 or the Investor Co-Sale Buyer fails timely to remit to each participating Stockholder its respective portion of the sale proceeds, the Investor Co-Sale Option shall be deemed to lapse, and any Transfer of Shares pursuant to such Investor Co-Sale Transaction shall be in violation of the provisions of this Agreement unless the Transferring Investor sends a new Investor Co-Sale Offer Notice and once again complies with the provisions of this Section 4.3 with respect to such Investor Co-Sale Transaction.

     4.4 CONTEMPORANEOUS TRANSFERS. If two or more Investors propose concurrent Transfers that are subject to this Section 4, then the relevant provisions of Sections 4 shall apply separately to each such proposed Transfer.

     4.5 EFFECT OF PROHIBITED TRANSFERS. If any Transfer by any Investor is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

SECTION V.   RIGHTS AND OBLIGATIONS TO SELL

     5.1 DRAG-ALONG RIGHTS. In the event that a Majority Interest has a determined to consummate a Sale Event (as defined below) in a bona fide arms length transaction, each Restricted Stockholder shall be obligated to and shall upon the written request of a Majority Interest: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the third-party buyer a pro rata portion of, his, her or its Shares (including those Shares Transferred to and held by his, her or its Permitted Transferees) at the same price (with respect to like Shares and as appropriately adjusted to reflect any differences in the rights, preferences and privileges of Shares of different classes, series or types) and on substantially the same terms applicable to the Investors; and
(ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any such Sale Event proposed by a Majority Interest and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as such Investors or the third-party buyer may reasonably require in order to carry out the terms and provisions of this Section 5.1 (the "Drag-Along Right"). Notwithstanding the foregoing, no Restricted Stockholder shall be required in connection with any such transaction to make any representation, warranty or covenant other than a representation and warranty as to such Restricted Stockholder's power and authority to effect such Transfer and as to such Restricted Stockholder's good title to the Shares to be Transferred to the third-party buyer, provided that each Restricted Stockholder, by electing to participate in such proposed Transfer, agrees to be obligated to indemnify the third-party buyer upon the same terms and conditions as are applicable to the indemnification, if any, given by the Investors in connection with such proposed Transfer so long as all indemnification obligations are shared in proportion to the consideration paid to each transferor and that the maximum liability of any Restricted Stockholder under such indemnification shall not exceed the amount of proceeds it receives in connection with such transaction.

     For purposes of this Agreement, a "Sale Event" shall mean, regardless of form thereof, consummation of (i) the dissolution or liquidation of the Company,
(ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (v) any other transaction in which the owners of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction.

     5.2 PROCEDURE. Not less than thirty (30) days prior to the date proposed for the closing of any Sale Event, the Investors shall give notice to each Restricted Stockholder, setting forth in reasonable detail the name or names of the third-party buyer, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date.

     In furtherance of the provisions of this Section V, each Restricted Stockholder (other than the Debt Investors) by executing the power-of-attorney and proxy attached hereto as EXHIBIT B

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

hereby (i) irrevocably appoints the designee of the Majority Interest, as its agent and attorney-in-fact (the "Agent") (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any sale hereunder; and (ii) grants to the Agent a proxy to vote the Shares held by the Restricted Stockholder in favor of any Sale Event hereunder.

SECTION VI.  RIGHTS TO PURCHASE

     6.1 RIGHT TO PARTICIPATE IN CERTAIN SALES OF ADDITIONAL SECURITIES. The Company agrees that it will not sell or issue or agree to sell or issue any (a) Shares or (b) other debt instruments to Behrman Capital III, L.P. or one of its Affiliates, unless the Company first submits a written notice to each Investor, Debt Investor and Management Stockholder (collectively, the "Pre-Emptive Right Parties" and individually, each a "Pre-emptive Right Party") identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Pre-Emptive Right Party the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (or debt instrument, if applicable) (subject to increase for over-allotment if some Pre-Emptive Right Parties do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities (or debt instrument, if applicable) to a third party or parties (a "Pre-Emptive Right Notice"). The Company's offer pursuant to this Section 6.1 shall remain open and irrevocable for a period of thirty (30) days following receipt by the Pre-Emptive Right Parties of such written notice.

     6.2 ACCEPTANCE. Each of the Pre-Emptive Right Parties shall have the right to purchase its Pro Rata Allotment by giving written notice of such intent to participate (the "Pre-emptive Right Acceptance Notice") to the Company within twenty (20) days after receipt by such Pre-Emptive Right Party of the Pre-Emptive Right Notice (the "Pre-Emptive Right Acceptance Election Period"). Each Pre-Emptive Right Acceptance Notice shall indicate the maximum number of Shares (or amount of the debt instrument, if applicable) subject thereto which the Pre-Emptive Right Party wishes to buy, including the number of Shares (or amount of the debt instrument, if applicable) it would buy if one or more other Pre-Emptive Right Parties do not elect to participate in the sale on the terms and conditions stated in the Pre-Emptive Right Notice.

     6.3 CALCULATION OF PRO RATA ALLOTMENT. Each Pre-Emptive Right Party's "Pro Rata Allotment" of such securities (or debt instrument, if applicable) shall be based on the ratio which the number of Shares owned by such Pre-Emptive Right Party bears to all of the issued and outstanding Shares as of the date of such written offer. If one or more Pre-Emptive Right Parties do not elect to purchase their respective Pro Rata Allotment, each of the electing Pre-Emptive Right Parties may purchase such shares of such Pre-Emptive Right Parties' allotments taking into account the maximum amount each is wishing to purchase on a pro rata basis, based upon the relative holdings of Shares of each of the electing Pre-Emptive Right Parties in the case of over-subscription.

     6.4 SALE TO THIRD PARTY. Any securities (or debt instrument, if applicable) so offered that are not purchased by the Pre-Emptive Right Parties pursuant to the offer set forth in

Section 6.1 above, may be sold by the Company, but only on terms and conditions not more favorable to the purchaser than those set forth in the notice to Pre-Emptive Right Parties, at any time after five (5) days but within sixty (60) days following the termination of the above-referenced 30-day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 60-day period without renewed compliance with this Section VI.

     6.5 EXCEPTIONS TO PRE-EMPTIVE RIGHTS. Notwithstanding the foregoing, the right to purchase granted under this Section VI shall be inapplicable with respect to: (i) the issuance of shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the Company's Equity Incentive Plan, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the Equity Incentive Plan and, in each case, as approved by the Board of Directors; (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares; (iii) shares of Common Stock issued upon conversion of, or as a dividend on, the Common Stock; (iv) securities issued in connection with any joint venture, vendor or customer relationship, acquisition or merger that is approved by a Majority Interest, provided that such securities are not issued to a stockholder of the Company or any Affiliate thereof, or (v) securities issued in connection with the Initial Public Offering or (vi) shares of Common Stock issued whose proceeds will be used to prepay amounts due under those certain Convertible Promissory Notes of the Company acquired by the Investors pursuant to that certain Purchase and Exchange Agreement dated as of the date hereof.

SECTION VII.  REDEMPTION RIGHTS

     7.1 OPTIONAL REDEMPTION; REDEMPTION DATE. At any time (the "Redemption Period") during the first fifteen (15) days of the month of April in the next fiscal year of the Company following the fiscal year in which the Trigger Event (as defined below) occurred with respect to a particular Management Stockholder, such Management Stockholder or the legal representative of such Management Stockholder's estate, as applicable (each, an "Electing Party"), may elect (an "Election") to have the Company redeem all (but not less than all) of the Shares owned by such Management Stockholder or such Management Stockholder's estate, as applicable (the "Redeemed Shares"). In such event, subject to Section 7.3 below, the Company shall redeem all (but not less than all) of the Redeemed Shares for an amount equal to the aggregate Redemption Price specified in Section 7.2. Any Election pursuant to this Section 7.1 shall be made by written notice (an "Election Notice") to the Company during the Redemption Period.

     7.2 REDEMPTION PRICE. The price for each Redeemed Share redeemed pursuant to this Section 7 shall be an amount equal to the Fair Market Value (as defined below) (the "Redemption Price"). Subject to subject to Section 7.3 below, the aggregate Redemption Price shall be payable in one lump sum in cash to the respective holder of the Redeemed Shares within sixty (60) days of the Company's receipt of an Election Notice (the "Redemption Date"). The purchase agreement for such transaction shall only require (a) representations and warranties with respect to good title to the Redeemed Shares and authority to enter into such agreement and (b) indemnification for damages arising out of a breach of such representations and warranties.

     7.3 LIMITATIONS; INSUFFICIENT FUNDS.

             (a) Any provision contained herein to the contrary notwithstanding, the Company shall not be obligated to redeem or otherwise purchase or acquire, or make any distribution in respect of, and shall not redeem, otherwise purchase or acquire or make any distribution in respect of, any Redeemed Shares to the extent (i) such redemption, purchase, acquisition or distribution is prohibited or otherwise not permitted under applicable law or regulation or any agreements, documents or instruments relating to or otherwise evidencing any outstanding indebtedness for borrowed money of the Company or any of its subsidiaries or any leases to which such entities are a party ("Debt Agreements"), (ii) the Company is prohibited from receiving or obtaining, or is not otherwise permitted to receive, any distributions or dividents from any of its subsidiaries for such purposes under any such Debt Agreements or (iii) Available Funds (as defined below) are less than $5,000. No provision of this
Section 7 may be amended or otherwise modified without the prior written consent of the requisite Lenders as determined by reference to the Credit Agreement.

             (b) In the event that Section 7.3(a) is not applicable and only one Election has been made during a particular Redemption Period, if Available Funds are insufficient to redeem all of the Shares held by such Electing Party, the Company shall use any Available Funds to redeem the maximum possible number of shares.

             (c) In the event that Section 7.3(a) is not applicable and more than one Election has been made during a particular Redemption Period, if Available Funds are insufficient to redeem all of the Shares held by the Electing Parties, the Company shall use any Available Funds to redeem the maximum possible number of shares from the Electing Parties in proportion to the respective number of shares for which such parties have requested redemption.

             (d) In the event that the Company does not redeem all of the shares requested during any particular Redemption Period, all Elections (to the extent any Shares are not redeemed) shall survive until the next Redemption Period (the "Surviving Elections"). Subject to the limitations set forth in
Section 7.3(a), the Company shall satisfy each Surviving Election, on a pro rata basis based on the number shares remaining unredeemed, prior to satisfying any newly made Elections during such Redemption Period. With respect to each Surviving Election, the Fair Market Value for each Redeemed Share shall be equal to the original Fair Market Value as determined pursuant to the original Election.

     7.4 DEFINITIONS. Terms not otherwise defined in this Section 7 shall have the following meaning for purposes of this Section 7:

             (a)   The term "Available Funds" shall mean the difference between
(i) Free Cash Flow and (ii) 1.5 times Adjusted Redemption Funds, where:

                   (i) the term "Free Cash Flow" means EBITDA (as defined in the Credit Agreement) for the full fiscal year immediately preceding the Redemption Date (the "Fiscal Year EBITDA"), MINUS the sum of (1) taxes payable in cash by the Companies for such fiscal year, (2) Capital Expenditures (as defined in the Credit Agreement) made during such fiscal year with the approval of the Board of Directors, (3) changes in net working capital of the Companies for such fiscal year and (4) required principal and interest payments under all Debt Instruments during such fiscal year;

                   (ii) the term "Redemption Funds" means any monies that would be required to fund any redemptions pursuant to all Elections outstanding with respect to a particular Redemption Period; and

                   (iii) the term "Adjusted Redemption Funds" means the largest amount greater than zero and less than or equal to Redemption Funds that results in the calculation of Available Funds equaling or exceeding $5,000.

             (b) The term "Cause" shall mean a vote of the Board of Directors resolving that the such Management Stockholder should be dismissed as a result of (i) the commission of any act by the such Management Stockholder constituting financial dishonesty against the Companies (which act would be chargeable as a crime under applicable law); (ii) such Management Stockholder's engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board of Directors, would: (A) materially adversely affect the business or the reputation of the Companies with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Companies to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the such Management Stockholder to follow the directives of the Companies' chief executive officer or Board of Directors or (iv) any material misconduct, insubordination, violation of the Companies' policies, or non-performance of duty by the such Management Stockholder in connection with the business affairs of the Companies.

             (c) The term "Companies" shall mean the Company or any of its subsidiaries now or hereafter existing.

             (d) The term "Disability" shall mean the inability of such Management Shareholder to perform on a full-time basis the duties and responsibilities of his employment with the Companies by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period.

             (e) The term "Fair Market Value" shall mean the quotient of (i) the product of (A) the Fiscal Year EBITDA and (B) 5.5, less all Indebtedness as of the end of the full fiscal year immediately preceding the Redemption Date and
(ii) the number of outstanding shares of capital stock of the Company on the Redemption Date on a fully diluted, as converted basis assuming the exercise of all outstanding option, warrants or other rights to acquire capital stock.

             (f) The term "Good Reason" shall mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the such Management Stockholder's responsibilities, authorities, powers, functions or duties; (ii) a reduction in the such Management Stockholder's annual compensation except for across-the-board compensation reductions similarly affecting all or substantially all management employees; or (iii) the relocation of the offices at which the such Management Stockholder is principally employed to a location more than 50 miles from such offices provided that such relocation does not involve an employment opportunity with the Companies with either greater compensation or responsibilities than the position then held.

             (g) The term "Trigger Event" shall mean, with respect to each particular Management Stockholder that has been employed by the Companies (or their respective predecessors and successors) for at least thirty-six (36) months, the earliest to occur of (i) the death of such Management Stockholder while employed by the Company, (ii) the Disability of such Management Stockholder while employed by the Company, (iii) the termination by the Companies of such Management Stockholder's employment with the Companies without Cause and (iv) the termination by such Management Stockholder of his or her employment with the Companies for Good Reason.

SECTION VIII.  ELECTION OF DIRECTORS

     8.1     BOARD COMPOSITION.

             (a) COMPANY. Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), in connection with the election of Directors and to take such other actions as are necessary so as to fix the number of directors of the Company ("Directors") at two (2) and to elect and continue in office as Directors two (2) persons nominated by Behrman Capital III, L.P. (the "Behrman Nominees"), which Behrman Nominees shall initially be Dennis G. Sisco and Tom Perlmutter.

             (b) WOODCRAFT INDUSTRIES, INC. For so long as John Fitzpatrick is employed as Chief Executive Officer of Woodcraft Industries, Inc. ("Woodcraft"), the Company agrees to vote its shares of capital stock of Woodcraft in favor of John Fitzgerald having a seat on the Board of Directors of Woodcraft.

     8.2 REMOVAL; VACANCIES. Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control),or take any other action necessary for the removal of any Director upon the request of the Persons then entitled to nominate such Director as set forth in Section 7.1 above, and for the election to the Board of Directors of a substitute designated by such party in accordance with the provisions hereof. Each Stockholder further agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control) in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors occurring for any reason shall be filled only in accordance with the provisions of this Section VII.

     8.3 COMMITTEES OF THE BOARD. The Board of Directors shall establish (a) a Compensation Committee (which shall be charged with the exclusive authority over the granting of stock options and senior management compensation), (b) an Audit Committee (which shall be charged with reviewing the Company's financial statements and accounting practices) and (c) such other committees as the Board of Directors shall deem necessary or convenient from time to time. Except to the extent otherwise required by applicable law or regulation, or as otherwise agreed in writing by the Behrman Nominees, each such committee shall include the Behrman Nominees.

     8.4 ASSIGNMENT. Each Stockholder agrees, as a condition to any Transfer of his, her or its Shares, to cause the Transferee to agree to the provisions of this Section VII, whereupon such Transferee shall be subject to the provisions hereof to the same extent as the Stockholders in connection with its ownership of the Shares Transferred.

SECTION IX.  MISCELLANEOUS PROVISIONS

     9.1 RELIANCE. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

     9.2 LEGEND ON SECURITIES. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders until such time as the Shares represented by such certificates are no longer subject to this Agreement:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF APRIL ____, 2003, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

     9.3 AMENDMENT AND WAIVER; ACTIONS OF THE BOARD. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company and a Majority Interest; provided that any such amendment that adversely affects the Management Stockholders or the Debt Investors, as applicable, and which affects the Management Stockholders or the Debt Investors, as applicable, differently than other Stockholders shall require the prior written consent of a majority-in-interest of the Management Stockholders or the Debt Investors, as applicable (in each case, based upon the number of Shares held by the Management Stockholders or the Debt Investors, as applicable). Notwithstanding anything herein to the contrary, any party that acquires shares of capital stock of the Company pursuant to Section 1.5 of the Acquisition Agreement shall, upon executing a joinder agreement to this Agreement (as contemplated in such Section 1.5), be deemed either an "Investor" or a "Debt Investor" as determined pursuant to Section 1.5(b) of the Acquisition Agreement) for all purposes of this Agreement. SCHEDULE A hereto shall be amended as appropriate to reflect any such acquisitions and/or in the event that the Investors convert the Notes into Common Stock pursuant to the terms thereto.

     9.4 NOTICES. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier providing next day delivery, in each case to the party to whom it is directed, which if to the Company, shall be at WII Holdings, Inc., c/o Behrman Capital, 126 East 56th Street, New York, NY 10022, Attn: Dennis G. Sisco, with a copy to Goodwin Procter LLP, Exchange Place, Boston, MA 02109, Attn: Kevin Dennis and if to any Investor or Management Stockholder, at the addresses set forth below such party's signature hereto, (or at such other address for any party as shall be specified by notice given in accordance with the provisions hereof, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier providing next day delivery shall be effective on the earlier of the second business day after timely deposit with the courier or the day of actual delivery by the courier.

     9.5 HEADINGS. The Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

     9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

     9.7 REMEDIES; SEVERABILITY. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

     In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     9.8 ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

     9.9 ADJUSTMENTS. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

     9.10 LAW GOVERNING. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of law).

     9.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor. The rights and obligations of the Investors hereunder shall be binding upon and inure to the benefit of their permitted Transferees of their Shares as contemplated herein. This Agreement may not be assigned by any Management Stockholder or the Debt Investors except as provided herein, and any attempted Transfer in violation hereof shall be null and void. Each Transferee of any of the rights or obligations under this Agreement shall execute and deliver to the Company a Joinder Agreement, without which any such purported Transfer shall be null and void.

     9.12 ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in New York, New York. In the event that any person or entity other than the parties hereto may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9.12 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9.12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.12.

     9.13 CONSENT TO JURISDICTION. To the extent that any court action is permitted consistent with or to enforce Section 9.12 of this Agreement, the parties hereby consent to the jurisdiction of the United States District Court for the Southern District New York. Accordingly, with respect to any such court action, the Stockholder (a) submits to the personal jurisdiction of such courts;
(b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. process.

     9.14 TERMINATION. Sections III, IV, V, VI, VII and Section 9.2 and 9.11 shall terminate upon the Initial Public Offering.

     9.15 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

     9.16 NO EFFECT UPON LENDING RELATIONSHIPS. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Debt Investors (together with their successors and assigns, sometimes hereinafter are referred to individually as a "Subject Investor" and collectively as the "Subject Investors"), any of its affiliates or any other lender in their capacities as a lender(s) to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money. Without limiting the generality of the foregoing, neither any Subject Investor nor any such other Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, shall have any duty to consider (a) its status as a direct or indirect equityholder of the Company, (b) the interests of the Company or any of its subsidiaries or (c) any duty it may have to any other direct or indirect equityholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

     9.17 FINANCIAL REPORTING. The Company shall furnish to each Investor and Debt Investor the following reports:

             (a) ANNUAL FINANCIAL STATEMENTS. Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

             (b) QUARTERLY FINANCIAL STATEMENTS. Within thirty (30) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders' equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year.

     9.18 VOTING OF NONVOTING COMMON STOCK. Each holder of Nonvoting Common hereby acknowledges that the terms of the Charter provide that the holders of Nonvoting Common, except as required by Section 242(b)(2) of the Delaware General Corporation Law ("Applicable Law"), shall not be entitled to vote on any matters submitted to the vote of the stockholders of the Company. In the event that the holders of Nonvoting Common are entitled to a class vote otherwise under Applicable Law, each holder of Nonvoting Common hereby irrevocably and unconditionally agrees to vote or cause to be voted all shares of Nonvoting Common held by such holder as of the date hereof and in the future in a manner consistent with, and in the same proportion as, the holders of Voting Common Stock vote (or would have voted, if applicable, as determined in good faith by the holders of a majority fo the shares of Voting Common Stock) such shares on all matters submitted to a vote of stockholders for which such holders of Nonvoting Common are entitled to vote.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

                           COMPANY:

                           WII HOLDINGS, INC.

                                 By: /s/ Dennis G. Sisco
                                 ---------------------------
                                 Name: Dennis G. Sisco
                                 Title: President

                           STOCKHOLDERS:

                           BEHRMAN CAPITAL III L.P.

                           By: Behrman Brothers III L.L.C., its general partner


                           By: /s/ Grant G. Behrman
                           ------------------------------
                           Name: Grant G. Behrman
                           Title: Managing Member


                           STRATEGIC ENTREPRENEUR FUND III L.P.


                           By: /s/ Grant G. Behrman
                           ------------------------------
                           Name: Grant G. Behrman
                           Title: General Partner

                           Address:

                           c/o Behrman Capital
                           126 East 56th Street
                           New York, NY 10022
                           Attention: Dennis G. Sisco
                           Telecopy No.: (212) 980-7024

                           WITH A COPY TO:

                           Goodwin Procter LLP
                           Exchange Place
                           Boston, MA 02109
                           Attention: Kevin Dennis
                           Telecopy No.: (617) 523-1231

                           STOCKHOLDERS:

                           ANTARES CAPITAL CORPORATION


                           By: /s/ David K. Swanson
                           ------------------------------
                           Name: David K. Swanson
                           Title: Director


                           Address:

                           311 South Wacker Drive
                           Suite 6400
                           Chicago, Illinois 60606
                           Attn.: Portfolio Manager - Woodcraft Industries
                           Facsimile: (312) 697-3998
                           Telephone: (312) 697-3999

                           STOCKHOLDERS:

                           INDOSUEZ CAPITAL PARTNERS 2003, LLC

                           By:  Indosuez CMII, Inc., its Managing General
                                Partner


                           By:  /s/ Michael Walsh
                           ------------------------------
                                Name: Michael Walsh
                                Title: Vice-President


                           By:/s/ Michael Malcolmson
                           ------------------------------
                                Name:Michael Malcolmson
                                Title: General Manager

                           STOCKHOLDERS


                           By: /s/ John Fitzpatrick
                           ----------------------------
                           Name: John Fitzpatrick


                           Address:

                           1710 Shadywood Rd.
                           Wayzata, Minnesota 55391


                           By: /s/ Paul Becker
                           ----------------------------
                           Name: Paul Becker


                           Address:

                           19238 Grouse Road
                           Little Falls, Minnesota 56345


                           By: /s/ Robert Bennett
                           ----------------------------
                           Name: Robert Bennett


                           Address:

                           13565 S. Union Hall Road
                           Canby, Oregon 97013


                           By: /s/ Joel Beyer
                           ----------------------------
                           Name: Joel Beyer


                           Address:

                           210 4th Street S.W.
                           Kent, Minnesota 56553

                           By: /s/ Dale Herbst
                           ----------------------------
                           Name: Dale Herbst


                           Address:

                           262 Elm Drive
                           Foley, Minnesota 56329


                           By: /s/ Lynn McClintock
                           ------------------------
                           Name: Lynn McClintock


                           Address:

                           927 3rd Avenue N.
                           Sauk Rapids, Minnesota 56379


                           By: /s/ Sheila Krogman
                           ----------------------------
                           Name: Sheila Krogman

                           Address:

                           818 Pebble Creek Drive
                           St. Cloud, Minnesota 56303


                           By: /s/ John Sleva
                           ----------------------------
                           Name: John Sleva


                           Address:

                           1714 10th Avenue S.E.
                           St. Cloud, Minnesota 56304

                                   Schedule A